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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Experts," "Summary Condensed Consolidated Financial Data" and "Selected Consolidated Financial Data" and to the use of our reports dated July 8, 1997 in the Registration Statement (Form S-4 No. 333-26503) and related Prospectus of Urohealth Systems, Inc. for the registration of $110,000,000 principal amount of 12 1/2% Senior Subordinated Notes due 2004 of Urohealth Systems, Inc. and to the incorporation by reference therein of our reports dated July 8, 1997, with respect to the consolidated financial statements and schedule of Urohealth Systems, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 1997, filed with the Securities and Exchange Commission.



                                                  /s/ ERNST & YOUNG LLP


Orange County, California

July 21, 1997